UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/15/2009

Pacer International, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-49828

Tennessee	62-0935669
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2300 Clayton Road, Suite 1200
Concord, CA 94520
(Address of principal executive offices, including zip code)

(877) 917-2237
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) (c) (d) Pacer International, Inc. (the "Company") announced that that its Chairman and Chief Executive Officer, Michael E. Uremovich, will retire from service as an officer and director of the Company as of December 15, 2009 and that, effective as of the opening of business on December 16, 2009, its Chief Operating Officer, Daniel W. Avramovich, would assume the position of Chief Executive Officer and appointed to serve as a director and Chairman of the Board of the Company, filling the vacancy left by Mr. Uremovich's resignation. Under Tennessee law, Mr. Avramovich will serve as a director until Company's 2010 annual meeting of shareholders at which time, subject to nomination by the Nominating and Corporate Governance Committee of the Company's Board of Directors, he is expected to stand for re-election as a director for a three-year term. Mr. Uremovich's resignation as Chairman and Chief Executive Officer was not the result of any disagreements with the Company relating to the Company's operations, policies or practices.

In connection with his retirement and in lieu of the severance payable under his employment agreement which will terminate as of December 15, 2009, Mr. Uremovich has entered into an agreement with the Company pursuant to which Mr. Uremovich has agreed to provide consulting services to the Company over the next three years for $240,000 per year, released all claims that he may have against the Company and confirmed restrictive covenants in favor of the Company which are similar to those under his employment agreement. As provided under his restricted stock award agreement and the 2006 Long-Term Incentive Plan, during his service as a consultant, the 25,000 shares of unvested restricted stock granted to Mr. Uremovich will continue to vest.

Mr. Avramovich's biographical information is presented in Part I of the Company's Annual Report on Form 10-K for the fiscal year ended December 26, 2008 under the heading "Executive Officers of the Registrant" and is incorporated herein by reference.

In connection with his promotion, Mr. Avramovich's annual base salary has been increased from $350,000 to $500,000, subject to the Company-wide 10% pay reduction, which would result in a new base salary of $450,000 while such 10% pay reduction remains in effect, and his target bonus percentage under the Company's annual cash bonus plan was increased to 100% of base salary, with respect to bonus plans for 2010 and thereafter. Mr. Avramovich is a party to an employment agreement with the Company, which is consistent with the agreements entered into with the other executives, that provides for severance benefits if the Company terminates his employment without "cause", including severance at his base salary rate for twelve months after termination and a pro-rata bonus if and to the extent such bonuses were earned under the terms of the Company's cash incentive plan with respect to the year in which his employment is terminated. Under his employment agreement, Mr. Avramovich has agreed to certain post-termination covenants in exchange for salary continuation for the established severance period. The post-termination covenants relate to not disclosing the Company's confidential business information and trade secrets; assigning inventions; not participating in a competing business; and not soliciting the Company's employees, customers, vendors, agents or contractors to alter adversely their relationship with the Company.

Mr. Avramovich also participates in the Company's supplemental severance program for executives that doubles the period of severance pay, up to a maximum of 24 months, if his employment is terminated by the Company without cause or by him with "good reason" within 18 months after a change in control of the Company. The definitions of termination with "cause," "change of control" and "good reason" are set forth in the Company's proxy statement for its 2009 annual meeting, which information is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pacer International, Inc.

Date: December 15, 2009	By:	/s/ Brian C. Kane
Brian C. Kane
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press Release of Pacer International, Inc., dated December 15, 2009